Exhibit 99.1
UPC Holding B.V.

UPC Holding Reports First Quarter 2012 Results

Amsterdam, the Netherlands – May 11, 2012: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating results for the three months ended March 31, 2012 ("Q1"). UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of May 2012.
Financial and operating highlights for the three months ended March 31, 2012, as compared to the results for the same period last year (unless noted), include:

•	Organic RGU[1] additions increased 55% to 198,000

•	Revenue increased 7% to €1.04 billion, reflecting rebased[2] growth of 3%

•	Operating cash flow (“OCF”)[3] improved 8% to €497 million, representing rebased growth of 3%

•	Operating income increased by 10% year-over-year to €237 million

•	Capital expenditures as a percentage of revenue declined to 19% of revenue

•	Approximately 95% of consolidated third-party debt is due 2016 and beyond

Financial Results

Our consolidated revenue increased 7% to €1.04 billion for the three months ended March 31, 2012, as compared to €977 million for the corresponding prior year period. In addition to organic growth and the positive contribution from acquisitions, particularly Aster in Poland, our revenue growth was also favorably impacted by foreign currency (“FX”) movements. Our organic growth continues to be driven by higher subscriber volumes, with broadband internet generating our fastest year-over-year revenue growth. Adjusting for FX movements and acquisitions, we achieved rebased revenue growth of 3% for the three months ended March 31, 2012. This growth rate was consistent with the rebased growth rate we reported for the three months ended December 31, 2011.

In terms of year-over-year rebased revenue growth, our Chilean operation (“VTR”) delivered growth of 7% in Q1 2012, driven in part by the positive impact of nearly 120,000 RGU additions gained by VTR in the last twelve months. Moving to our European operations (“UPC Europe”), we generated rebased revenue growth of 2% on a combined basis, with our Western European businesses delivering rebased growth of 3% and our Central and Eastern European (“CEE”) businesses posting close to flat year-over-year rebased growth. For UPC Europe, our Irish and Dutch operations were the fastest growing in the quarter, as they realized rebased revenue growth of 6% and 5%, respectively. In addition, our Swiss operation continued to gain modest momentum, as it generated 3% rebased revenue growth in Q1, its best quarterly result in three-and-a-half years.

Our consolidated OCF increased by 8% to €497 million for the three months ended March 31, 2012, as compared to €462 million for the corresponding 2011 period. On a rebased basis, we achieved year-over-year rebased growth of 3% for Q1. Geographically, our rebased performance was led by our Western European operations, which delivered 4% rebased growth. Of particular note, our Irish, Dutch and Swiss operations generated rebased OCF of 7%, 6% and 4%, respectively, in the quarter. Rounding out our remaining operations, our Chilean operation realized an increase of 3%, while our CEE operations posted a decline of 1%. As we look to the remainder of the year, we would expect our rebased OCF growth to be weighted towards the second half of the year.

We reported a consolidated OCF margin4 of 47.6% for the three months ended March 31, 2012, reflecting a 30 basis point increase over our consolidated OCF margin of 47.3% for the corresponding prior year period. The modest year-over-year increase was due principally to a 60 basis point improvement at UPC Europe. UPC Europe generated an OCF margin of 48.9% in Q1 2012, with our Western European and CEE operations delivering OCF margins of 54.8% and 49.0%, respectively. Our two largest markets, the Netherlands and Switzerland, continued to realize operating leverage, as they each posted year-over-year margin improvement. Beyond Europe, our Chilean operation posted a year-over-year decrease in OCF margin of 120 basis points to 40.8%, resulting in part from higher subscriber acquisition and marketing costs.

For the three months ended March 31, 2012, we incurred capital expenditures of €202 million or 19% of revenue, as compared to €207 million or 21% of revenue for the corresponding prior year period. Geographically, our Q1 2012 capital expenditures as a percentage of revenue for UPC Europe and VTR were 19% and 22%, respectively, which represented a year-over-year decline of 260 basis points for UPC Europe and an increase of 250 basis points for VTR. In terms of our overall additions to property and equipment in Q1 2012, approximately 65% were attributable to customer premises equipment and scalable infrastructure, 20% pertained to line extensions and upgrade/rebuild activity, and the remaining 15% were largely related to support capital.

Subscriber Statistics

At March 31, 2012, we provided service to 18.1 million RGUs, consisting of 9.3 million video, 5.2 million broadband internet and 3.6 million telephony RGUs. As compared to our RGU count at December 31, 2011, our RGUs increased by 330,000 during the first quarter of 2012. This increase includes 198,000 organic RGU additions and 127,000 RGUs that were added effective January 1, 2012, when we began counting small office home office (“SOHO”) RGUs for external reporting purposes.5
Our customer base at March 31, 2012 totaled 10.3 million customers, including 5.4 million single-play, 2.0 million double-play, and 2.9 million triple-play customers. This translates into 47% of our customer base subscribing to more than one product or a bundling ratio of 1.75 products per customer. The success of our bundles, which leverage our “3.0” speed advantage, has been a key factor in driving our triple-play penetration from 24% to 28% of our customer base in just the last twelve months.
For the quarter ended March 31, 2012, our organic RGU additions totaled 198,000 RGUs, of which approximately 14,000 were SOHO RGUs. These RGU additions reflect growth of 55% or 70,000 RGUs above our first quarter 2011 additions and represent our best first quarter in five years. Of these additions, our Western European operations contributed 114,000 or 57%, as each of our four markets demonstrated year-over-year improvement. In particular, our Swiss operation added 29,000 RGUs in the quarter, more than tripling its Q1 2011 performance and delivering its best quarterly result since Q1 2008, largely on the strength of attractive bundles. In addition to our Western European operations, our CEE and Chilean operations gained 54,000 and 30,000 RGUs, reflecting a year-over-year improvement of 67% and 26%, respectively.
In terms of video, we experienced a loss of 61,000 RGUs for the three months ended March 31, 2012, as compared to a video loss of 54,000 RGUs for the respective prior year period. In addition, we added 149,000 digital cable subscribers during the quarter, ending the period with a digital penetration6 of 56%. Our digital cable additions are a reflection of our focus on improving the video experience through better time shifting and on-demand functionality, expansion of HD channel line-ups and premium tiers. Of our 4.8 million digital cable subscribers, approximately 53% or 2.5 million have selected our HD and/or DVR service.7 As we look forward, we anticipate that our commercial deployment of the Horizon platform will begin in Q3 in the Netherlands, followed by Switzerland.

We added 118,000 broadband internet and 141,000 telephony subscribers in the first quarter of 2012, representing year-over-year growth of 15% and 80%, respectively. Our improvement in telephony additions across most of our footprint stemmed from increasing consumer demand for our superior triple-play bundles. At March 31, 2012, we had aggregate broadband internet and telephony penetrations8 of 32% and 23%, respectively. In light of these figures, we believe we have an opportunity to further drive these penetrations on the strength of our bundled offers, whereby we can capitalize on our speed leadership and the ability to add attractively priced telephony products to the bundle.
Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the dates indicated:9

	March 31,	December 31,
	2012	2011
	in millions
UPC Broadband Holding Bank Facility	€4,122.1	€4,737.1
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.4	496.3
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	750.0	771.6
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	562.5	578.7
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	562.5	—
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	378.6	378.0
UPC Holding 9.875% Senior Notes due 2018	282.3	289.9
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including vendor financing and capital lease obligations	107.7	103.8
Total third-party debt	€8,952.1	€9,045.4

Cash and cash equivalents	€83.7	€126.5

At March 31, 2012, we reported €9.0 billion of third-party debt and €84 million of cash and cash equivalents. As compared to December 31, 2011, our third-party debt decreased modestly by €93 million, primarily as a result of the weakening of the U.S. dollar relative to the euro during the first quarter. In terms of maturity and borrowing cost at March 31, 2012, approximately 95% of our third-party debt was due in 2016 and beyond and our debt borrowing cost10 was approximately 8.8% on a fully-swapped basis.

In February 2012, we issued $750 million (€563 million) of 6.875% Senior Secured Notes due 2022 at UPCB Finance VI Limited. UPCB Finance VI Limited is a special purpose financing entity which is owned 100% by a charitable trust. The proceeds of this offering were used to fund Facility AD under the UPC Broadband Holding Bank Facility. The gross proceeds from Facility AD were used to repay in full amounts outstanding under Facilities M, N and O, respectively. In addition, in February 2012, certain lenders under the UPC Broadband Holding Bank Facility agreed to extend €536 million of commitments under Facility S (December 2016) into Facility AE, maturing in December 2019 with an interest rate of EURIBOR plus 3.75%.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of March 31, 2012, UPC Broadband Holding had maximum undrawn commitments under Facilities Q, W and AA of the UPC Broadband Holding Bank Facility of €1.1 billion, of which we estimate that approximately €210 million will be available upon completion of our first quarter compliance reporting requirements.

Similarly, based on the results for March 31, 2012 and subject to the completion of our first quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.86x, and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.67x.11

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at March 31, 2012:

		As of March 31, 2012
Facility	Final maturity	Interest rate	Facility amount[12]	Unused borrowing capacity	Carrying value[13]
			in millions

Facility Q	July 31, 2014	E + 2.75%	€30.0	€30.0	€—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,204.5	—	1,204.5
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	194.0
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	144.1	—
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	782.1
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	750.0
Facility AA	July 31, 2016	E + 3.25%	€904.0	904.0	—
Facility AB	Dec. 31, 2017	L + 3.50%[14]	$500.0	—	364.5
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	562.5
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	562.5
Facility AE	Dec. 31, 2019	E + 3.75%	€535.5	—	535.5

Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,125.0)
Total				€1,078.1	€4,122.1

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of March 31, 2012, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects and phasing of our rebased OCF growth, our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our Horizon platform; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its March 31, 2012 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our condensed consolidated financial statements prior to the end of May 2012, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations	Corporate Communications
Christopher Noyes +1 303.220.6693	Bert Holtkamp +31 20.778.9800

_______________________________

1
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

2
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2012, we have adjusted our historical revenue and OCF for the three months ended March 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results and (ii) reflect the translation of our rebased amounts for the respective 2011 period at the applicable average exchange rates that were used to translate our 2012 results. Please see page 7 for supplemental information on rebased growth.

3	Please see page 9 for our definition of operating cash flow and a reconciliation to operating income.

4	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

5
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that receive video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. All RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

6	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

7	HD and DVR refer to high definition and digital video recorder services, respectively.

8	Broadband internet and telephony penetrations are calculated by dividing the number of broadband internet or telephony RGUs by the number of respective homes serviceable.

9
UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y, Z, AC and AD in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD eliminate within our condensed consolidated financial statements.

10
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

11
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

12	Except as described in note 9 above, amounts represent total third-party commitments at March 31, 2012 without giving effect to the impact of discounts.

13	Facilities T and AB carrying values include the impact of discounts.

14	The Facility AB interest rate includes a LIBOR floor of 1.25%.

Revenue and Operating Cash Flow

In the following tables, we present the preliminary revenue and operating cash flow of our reportable segments for the three months ended March 31, 2012, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At March 31, 2012, our UPC Europe operating segments provided broadband communications services in nine European countries and direct-to-home satellite (“DTH”) services to customers in the Czech Republic, Hungary, Romania, and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH”. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides broadband communications services in Chile.
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three months ended March 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three months ended March 31, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2012 and (ii) reflect the translation of our rebased amounts for the three months ended March 31, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2012.
The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2011 include Aster and three small entities in Europe. We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s March 31, 2012 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€236.9	€226.8	€10.1	4.5	4.5
Switzerland	240.5	219.1	21.4	9.8	2.8
Other Western Europe	159.8	158.3	1.5	0.9	0.9
Total Western Europe	637.2	604.2	33.0	5.5	2.9
Central and Eastern Europe	214.2	193.8	20.4	10.5	(0.2)
Central and other	21.8	22.0	(0.2)	(0.9)	—
Total UPC Europe	873.2	820.0	53.2	6.5	2.1
VTR (Chile)	171.3	156.5	14.8	9.5	6.5
Total	€1,044.5	€976.5	€68.0	7.0	2.8

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2012	2011	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€139.3	€132.1	€7.2	5.5	5.5
Switzerland	135.9	121.9	14.0	11.5	4.4
Other Western Europe	74.3	72.9	1.4	1.9	1.9
Total Western Europe	349.5	326.9	22.6	6.9	4.3
Central and Eastern Europe	104.9	93.0	11.9	12.8	(0.9)
Central and other	(27.3)	(23.9)	(3.4)	(14.2)	—
Total UPC Europe	427.1	396.0	31.1	7.9	2.4
VTR (Chile)	69.9	65.8	4.1	6.2	3.2
Total	€497.0	€461.8	€35.2	7.6	2.5

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2012	2011
	in millions
Total segment operating cash flow	€497.0	€461.8
Stock-based compensation expense	(4.3)	(3.3)
Related-party fees and allocations, net	0.4	(1.5)
Depreciation and amortization	(256.7)	(239.7)
Impairment, restructuring and other operating charges, net	—	(2.3)
Operating income	€237.1	€215.0

Capital Expenditures

The following table provides property and equipment additions for UPC Holding for the indicated periods:

	Three months ended March 31,
	2012	2011
UPC Europe:	in millions
The Netherlands	€38.0	€42.0
Switzerland	34.5	33.2
Other Western Europe	25.1	29.5
Total Western Europe	97.6	104.7
Central and Eastern Europe	34.2	33.4
Central and other	21.7	25.5
Total UPC Europe	153.5	163.6
VTR (Chile)	43.2	34.7
Total UPC Holding	€196.7	€198.3

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2012	2011
	in millions
Customer premises equipment	€93.0	€94.2
Scalable infrastructure	33.9	35.8
Line extensions	24.5	19.9
Upgrade/rebuild	15.0	16.9
Support capital	30.3	31.5
Property and equipment additions	196.7	198.3
Assets acquired under capital-related vendor financing arrangements	(4.6)	—
Assets acquired under capital leases	(0.4)	—
Changes in current liabilities related to capital expenditures	10.5	8.4
Total capital expenditures[1]	€202.2	€206.7

Total Capital Expenditures:
UPC Europe	€164.6	€176.3
VTR	37.6	30.4
Total UPC Holding	€202.2	€206.7

Capital Expenditures as % of Revenue:
UPC Europe	18.9%	21.5%
VTR	21.9%	19.4%
Total UPC Holding	19.4%	21.2%

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1
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

RGUs, Customers and Bundling2

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2012, December 31, 2011, and March 31, 2011:

	March 31, 2012	December 31, 2011	March 31, 2011	Q1’12 / Q4’11 (% Change)	Q1’12 / Q1’11 (% Change)
Total RGUs
Video	9,344,400	9,375,500	9,096,500	(0.3%)	2.7%
Broadband Internet	5,148,700	4,968,000	4,422,400	3.6%	16.4%
Telephony	3,644,200	3,464,100	3,045,600	5.2%	19.7%
UPC Holding RGUs	18,137,300	17,807,600	16,564,500	1.9%	9.5%

Total Customers
Single-Play Customers	5,434,400	5,517,000	5,596,200	(1.5%)	(2.9%)
Double-Play Customers	2,000,300	2,015,700	1,917,300	(0.8%)	4.3%
Triple-Play Customers	2,900,800	2,753,100	2,377,900	5.4%	22.0%
UPC Holding Customers	10,335,500	10,285,800	9,891,400	0.5%	4.5%

% Double-Play Customers
UPC Europe	19.2%	19.4%	19.1%	(1.0%)	0.5%
VTR	20.6%	21.2%	21.7%	(2.8%)	(5.1%)
UPC Holding	19.4%	19.6%	19.4%	(1.0%)	0.0%

% Triple-Play Customers
UPC Europe	25.9%	24.6%	21.7%	5.3%	19.4%
VTR	46.2%	45.2%	43.4%	2.2%	6.5%
UPC Holding	28.1%	26.8%	24.0%	4.9%	17.1%

RGUs per Customer Relationship
UPC Europe	1.71	1.69	1.62	1.2%	5.6%
VTR	2.13	2.12	2.09	0.5%	1.9%
UPC Holding	1.75	1.73	1.67	1.2%	4.8%

ARPU per Customer Relationship3

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,			FX Neutral
	2012	2011	% Change	% Change[4]
UPC Europe	€28.03	€ 27.23	2.9%	2.5%
VTR	CLP 30,613	CLP 29,475	3.9%	3.9%
UPC Holding	€30.13	€29.12	3.5%	2.7%

_______________________________

2	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

3
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts. ARPU amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

4
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Operating Data – March 31, 2012 - UPC Holding Consolidated
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,802,000	2,786,300	1,799,100	3,665,500	759,600	1,037,600	—	—	1,797,200	2,798,800	984,900	2,796,000	883,400
Switzerland(13)	2,099,800	1,807,900	1,539,300	2,441,400	959,700	540,700	—	—	1,500,400	2,278,400	565,000	2,278,400	376,000
Austria	1,182,300	1,182,300	705,700	1,341,800	195,100	313,100	—	—	508,200	1,182,300	471,100	1,182,300	362,500
Ireland	867,300	720,800	536,900	922,600	77,300	332,700	—	52,700	462,700	720,800	272,700	691,200	187,200
Total Western Europe	6,951,400	6,497,300	4,581,000	8,371,300	1,991,700	2,224,100	—	52,700	4,268,500	6,980,300	2,293,700	6,947,900	1,809,100
Poland	2,626,800	2,481,200	1,492,900	2,537,200	678,000	662,700	—	—	1,340,700	2,481,200	800,300	2,468,800	396,200
Romania	2,073,500	1,656,300	1,146,100	1,637,400	480,500	376,000	283,800	—	1,140,300	1,656,300	296,800	1,594,400	200,300
Hungary	1,419,000	1,404,900	980,600	1,600,200	312,500	293,400	226,300	—	832,200	1,404,900	441,700	1,407,300	326,300
Czech Republic	1,336,100	1,227,800	747,500	1,226,500	76,200	422,100	85,600	—	583,900	1,227,800	442,100	1,225,100	200,500
Slovakia	484,900	456,100	278,500	403,600	95,200	112,800	49,300	800	258,100	422,900	92,500	422,900	53,000
Total Central & Eastern Europe	7,940,300	7,226,300	4,645,600	7,404,900	1,642,400	1,867,000	645,000	800	4,155,200	7,193,100	2,073,400	7,118,500	1,176,300
Total UPC Europe	14,891,700	13,723,600	9,226,600	15,776,200	3,634,100	4,091,100	645,000	53,500	8,423,700	14,173,400	4,367,100	14,066,400	2,985,400

VTR (Chile)	2,763,800	2,139,000	1,108,900	2,361,100	199,400	721,300	—	—	920,700	2,139,000	781,600	2,129,600	658,800

Total UPC Holding	17,655,500	15,862,600	10,335,500	18,137,300	3,833,500	4,812,400	645,000	53,500	9,344,400	16,312,400	5,148,700	16,196,000	3,644,200

	Subscriber Variance Table – March 31, 2012 vs. December 31, 2011 - UPC Holding Consolidated
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands	4,100	2,100	(20,500)	60,000	(48,400)	27,400	—	—	(21,000)	3,200	41,200	2,300	39,800
Switzerland	15,300	31,100	12,500	37,600	42,300	(29,300)	—	—	13,000	24,000	11,800	24,000	12,800
Austria	2,000	2,000	24,600	37,400	(13,700)	11,000	—	—	(2,700)	2,000	26,400	2,000	13,700
Ireland	(900)	11,800	3,900	36,200	(5,100)	1,300	—	(2,300)	(6,100)	11,800	17,300	16,600	25,000
Total Western Europe	20,500	47,000	20,500	171,200	(24,900)	10,400	—	(2,300)	(16,800)	41,000	96,700	44,900	91,300
Poland	6,700	4,300	(4,100)	42,800	(49,300)	36,600	—	—	(12,700)	4,300	24,500	4,100	31,000
Romania	1,100	5,900	3,500	29,300	(27,700)	24,300	1,000	—	(2,400)	5,900	15,500	5,800	16,200
Hungary	2,000	2,500	15,000	33,700	(10,600)	3,100	7,000	—	(500)	2,500	13,900	2,400	20,300
Czech Republic	1,200	1,200	6,100	14,500	(5,600)	500	4,200	—	(900)	1,200	9,800	1,200	5,600
Slovakia	(1,500)	800	1,600	7,900	(7,200)	3,400	2,600	—	(1,200)	1,500	5,000	1,500	4,100
Total Central & Eastern Europe	9,500	14,700	22,100	128,200	(100,400)	67,900	14,800	—	(17,700)	15,400	68,700	15,000	77,200
Total UPC Europe	30,000	61,700	42,600	299,400	(125,300)	78,300	14,800	(2,300)	(34,500)	56,400	165,400	59,900	168,500

VTR (Chile)	5,500	9,200	7,100	30,300	(15,200)	18,600	—	—	3,400	9,200	15,300	9,700	11,600

Grand Total	35,500	70,900	49,700	329,700	(140,500)	96,900	14,800	(2,300)	(31,100)	65,600	180,700	69,600	180,100

ORGANIC CHANGE SUMMARY:
UPC Europe	12,800	46,900	(38,900)	167,700	(206,700)	130,800	13,800	(2,300)	(64,400)	41,600	103,000	45,100	129,100
VTR	5,500	9,200	7,100	30,300	(15,200)	18,600	—	—	3,400	9,200	15,300	9,700	11,600
Total Organic Change	18,300	56,100	(31,800)	198,000	(221,900)	149,400	13,800	(2,300)	(61,000)	50,800	118,300	54,800	140,700

ADJUSTMENTS:
SOHO Adjustments (14):
The Netherlands	—	—	—	18,100	—	—	—	—	—	—	11,300	—	6,800
Switzerland	—	—	3,200	5,000	—	1,300	—	—	1,300	—	3,600	—	100
Austria	—	—	21,500	27,200	—	—	—	—	—	—	20,700	—	6,500
Ireland	—	—	2,100	3,000	—	—	—	—	—	—	1,700	—	1,300
Poland	—	—	11,900	24,800	—	6,900	—	—	6,900	—	11,000	—	6,900
Romania	—	—	18,400	23,600	8,600	4,100	—	—	12,700	—	6,300	—	4,600
Hungary	—	—	15,200	19,800	—	—	—	—	—	—	8,000	—	11,800
Czech Republic	—	—	3,400	4,400	—	—	—	—	—	—	3,000	—	1,400
Slovakia	—	—	700	700	—	—	—	—	—	—	700	—	—
Q1 2012 Acquisitions - Switzerland	11,600	11,600	8,000	8,000	8,000	—	—	—	8,000	11,600	—	11,600	—
Q1 2012 Poland adjustment	5,600	3,200	—	—	—	—	—	—	—	3,200	—	3,200	—
Q1 2012 Switzerland adjustment (15)	—	—	(3,900)	(3,900)	64,800	(64,800)	—	—	—	—	(3,900)	—	—
Q1 2012 Hungary adjustment	—	—	1,000	1,000	—	—	1,000	—	1,000	—	—	—	—
Net adjustments	17,200	14,800	81,500	131,700	81,400	(52,500)	1,000	—	29,900	14,800	62,400	14,800	39,400

Total Net Adds (Reductions)	35,500	70,900	49,700	329,700	(140,500)	96,900	14,800	(2,300)	(31,100)	65,600	180,700	69,600	180,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU") adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2012 RGU counts exclude 72,200 mobile subscriptions in Poland and the Netherlands.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count reported for Switzerland also includes subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (Basic Digital Cable Subscriber). In Switzerland, our Basic Digital Cable Subscribers are attributable to subscribers who use purchased set-top boxes or other non-verifiable means to receive our digital cable channels. In Europe, we have approximately 426,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber count reported for Switzerland. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 69,400 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,600 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At March 31, 2012, Switzerland’s partner networks account for 121,000 Customer Relationships, 191,300 RGUs, 64,400 Digital Cable Subscribers, 470,500 Internet and Telephony Homes Serviceable, 74,500 Internet Subscribers, and 52,400 Telephony Subscribers. In addition, partner networks account for 481,000 of Switzerland’s digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2012 subscriber table.

(14)
Most of our subsidiaries provide telephony, broadband internet, data, video, or other business-to-business (“B2B”) services, primarily in Switzerland, the Netherlands, Austria, Ireland, Hungary, Romania, and the Czech Republic. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that receive video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of UPC Europe in our RGU and customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. At December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011 and December 31, 2010, SOHO RGUs of UPC Holding B.V. are 126,600, 114,100, 102,900, 90,300 and 79,900, respectively, were excluded from our then reported RGU counts.

(15)
Effective January 1, 2012, we began reporting Switzerland’s Basic Digital Cable Subscribers as Analog Cable Subscribers. In connection with this change, we reclassified 64,800 RGUs from Digital Cable Subscribers to Analog Cable Subscribers. For additional information, see note 5 above.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

Additional General Notes to Tables:

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.